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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

CONTACT:

Richard Soloway, President       Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP       Denise Ford (media)
NAPCO Security Systems, Inc.     Wolfe Axelrod Weinberger Assoc. LLC
(516) 842-9400 ext. 120          (212) 370-4500, (212) 370-4505 fax
                                 http://www.wolfeaxelrod.com

NAPCO SECURITY SYSTEMS, INC. ANNOUNCES THE ACQUISITION OF CONTINENTAL INSTRUMENTS LLC, A DEVELOPER AND MARKETER OF PC BASED ACCESS CONTROL SYSTEMS AND SOFTWARE

Acquisition Expected to Add Over $5 Million to Yearly Revenues and be Accretive to Per Share Results -

Amityville, NY - July 28, 2000 -- Napco Security Systems Inc. (Nasdaq: NSSC) today announced the acquisition of Continental Instruments LLC - a move that further strengthens Napco's comprehensive security product lines.

Continental Instruments, a long-established privately held company, is located in Edgewood, NY. Continental develops and markets industry leading Access Control and Security Management Systems and products to the commercial and industrial marketplaces. Yearly revenue exceeds $5 million and it is anticipated that the acquisition will be accretive to Napco's per share results. Specific terms of the agreement were not disclosed.

Richard Soloway, Napco's President and CEO said, "This acquisition underscores Napco's commitment to its customers and shareholders by offering enhanced growth opportunities through new product introductions and strategic acquisitions. We believe that Napco and its employees, customers and shareholders will benefit from the increased research and development and diversification into new markets that Continental offers us. Continental is the perfect addition to our broad range of electronic security systems and will help us advance our leadership position in providing cutting-edge electronic security technology and solutions to our customers."





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Mr. Soloway added, "The access control segment of the security industry is a multi-billion dollar market and is probably the fastest growing segment in the security industry. The Continental acquisition is part of our strategy to further diversify Napco within the $20 billion-dollar worldwide security industry. The Continental product line should create synergies with all aspects of the Napco Security Group especially our Alarm Lock subsidiary. Continental will operate as a division within the Napco Security Group."

John Banks, President of Continental said, "We are delighted to be part of the Napco group and believe it will enhance our opportunity for long-term growth. Being part of the Napco group provides Continental with increased distribution, market penetration and strengthens the research and development capabilities of both companies. Napco's proven commitment to research and development, as well as its global distribution capabilities, fit perfectly with Continental's strategic positioning of our new line of Enterprise Class Security Solutions." The new team of Napco and Continental will strengthen our ability to support our growing network of dealers and system integrators with quality customer service and innovative security systems and products."

----------------------------

Napco Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and security hardware. The Company's products, including those of Alarm Lock Systems, Inc., feature some of the most popular and best-selling control panels, sensors and locking devices. They are used in residential, commercial, institutional and industrial applications.

Napco security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for continued revenue growth in the rapidly expanding electronic security market -- a market that has increased at a rate of approximately 7% annually since 1991 and now exceeds $20 billion.

For more information on Napco and Continental, please visit the company's web sites at: www.napcosecurity.com www.cicaccess.com

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.





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